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EXHIBIT 8.1

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010
Phone: (713) 651-5151
Fax: (713) 651-5246

September 10, 2004

Enbridge Energy Partners, L.P.
1100 Louisiana, Suite 2900
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as special counsel for Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership of up to 3,680,000 Class A Common Units representing Class A limited partner interests in the Partnership (including an over-allotment option to purchase 480,000 Class A Common Units) (the "Class A Common Units") pursuant to the Registration Statement on Form S-3 (Registration No. 333-106660) filed with the Securities and Exchange Commission by the Partnership on June 30, 2003, as supplemented by the Prospectus Supplement dated September 9, 2004 (as so supplemented, the "Registration Statement").

        We have been requested to furnish our opinion as to the material federal income tax consequences to an investor of acquiring Class A Common Units in the offering made pursuant to the prospectus dated August 5, 2003 included within the Registration Statement. In response to such request we have prepared the section of the Prospectus Supplement dated September 9, 2004 (the "Prospectus Supplement") entitled "Tax Considerations" as such opinion.

        We consent to the reference to our firm under the caption "Tax Considerations" in the Prospectus Supplement and to the filing of this confirmation and consent as an Exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ FULBRIGHT & JAWORSKI L.L.P.

                      Fulbright & Jaworski L.L.P.

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  EXHIBIT 8.1